EXHIBIT 99.6

Report of Independent Auditors

To the Board of Directors and Shareholders of

Technology Partners International, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Technology Partners International, Inc. and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their case flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the prospective transition period.

/s/ PRICEWATERHOUSECOOPERS, LLP
Houston, Texas
March 30, 2007, except for Note 16, for which the date is November 16, 2007.

Technology Partners International, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,	December 31,
	2007	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,274,004	$9,454,164	$5,938,701
Restricted cash	—	—	376,955
Accounts receivable, net of allowance for doubtful accounts of $585,054 (unaudited), $459,784 and $405,128, respectively	43,080,326	28,652,269	28,023,693
Receivables from related parties	74,721	438,190	258,827
Prepaid expenses and other assets	2,310,820	1,608,086	2,967,929
Total current assets	48,739,871	40,152,709	37,566,105
Furniture, fixtures and equipment, net of accumulated depreciation of $4,327,240 (unaudited), $3,890,610 and $3,146,312, respectively	2,638,608	2,657,426	2,798,490
Goodwill	2,805,400	2,805,400	2,805,400
Intangible assets, net of amortization of $2,657,445 (unaudited), $2,005,528 and $863,528	1,035,055	1,686,973	2,828,972
Deferred tax asset	741,811	685,536	223,961
Other assets	739,628	832,945	1,456,598
Total assets	$56,700,373	$48,820,989	$47,679,526
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$3,308,240	$2,325,120	$1,851,137
Accrued liabilities	11,560,445	13,306,163	18,901,311
Deferred revenue	330,249	143,019	375,253
Deferred tax liability	337,153	337,157	666,061
Current maturities of long-term debt	10.388,211	4,463,211	3,164,660
Total current liabilities	25,924,298	20,574,670	24,958,422
Long-term debt, net of current maturities	23,673,859	27,674,208	30,239,805
Total liabilities	49,598,157	48,248,878	55,198,227
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $.01 par value; 16,500,000 shares authorized, 6,394,094 shares issued and outstanding	63,941	63,941	63,941
Additional paid-in capital	6,013,397	5,967,235	4,240,951
Accumulated other comprehensive income (loss)	1,892,789	791,154	(486,882)
Accumulated deficit	(867,911)	(6,250,219)	(11,336,711)
Total stockholders’ equity (deficit)	7,102,216	572,111	(7,518,701)
Total liabilities and stockholders’ equity (deficit)	$56,700,373	$48,820,989	$47,679,526

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries

Consolidated Statements of Operations

	September 30,	September 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Revenue	$129,503,464	$123,335,435	$161,502,799	$146,127,702	$97,150,113
Operating expenses
Direct costs and expenses for advisors	77,465,239	72,171,202	95,561,830	83,689,832	58,492,992
Selling, general and administrative	38,641,791	39,372,207	50,585,367	45,099,906	30,173,340
Depreciation and amortization	1,616,029	1,816,560	2,436,490	1,929,619	829,309
Operating income	11,780,405	9,975,466	12,919,112	15,408,345	7,654,472
Interest income	179,155	34,021	107,636	44,486	20,220
Interest expense	(2,741,403)	(2,882,160)	(3,820,925)	(3,398,447)	(1,643,334)
Loss on extinguishment of debt	—	(526,823)	(526,823)	—	—
Foreign currency transaction gain (loss)	354,773	(85,793)	(135,780)	(411,335)	334,001
Income before taxes	9,572,930	6,514,711	8,543,220	11,643,049	6,365,359
Income tax provision	(3,965,585)	(2,605,884)	(3,456,728)	(5,175,968)	(1,805,943)
Net income	$5,607,345	$3,908,827	$5,086,492	$6,467,081	$4,559,416

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

							Accumulated	Retained	Total
			Additional				Other	Earnings	Stockholders’
	Common Stock		Paid-In	Deferred	Treasury Stock		Comprehensive	(Accumulated	Equity
	Shares	Amount	Capital	Compensation	Shares	Amount	Income (Loss)	Deficit)	(Deficit)
Balances at December 31, 2003	9,155,170	$91,552	$2,631,590	$(634,558)	11,256	$(74,290)	$—	$3,737,788	$5,752,082
Compensation expense related to common stock options	—	—	1,379,344	(1,379,344)	—	—	—	—	—
Issuance of treasury stock upon stock option exercise	—	—	(23,807)	—	(10,201)	77,327	—	—	53,520
Issuance of common stock (net of $1,176,449 transaction costs)	6,394,094	63,941	26,083,734	—	—	—	—	—	26,147,675
Cancellation of common stock	—	(91,541)	91,541	—	—	—	—	—	—
Acquisition of subsidiary	—	—	57,666	—	—	—	—	—	57,666
Issuance of equity to lenders	—	—	1,047,947	—	—	—	—	—	1,047,947
Amortization of deferred compensation	—	—	—	2,013,902	—	—	—	—	2,013,902
Purchase of common stock options, net of tax benefit of $1,998,751	—	—	(5,009,438)	—	—	—	—	—	(5,009,438)
Purchase of treasury stock	—	—	—	—	9,154,115	(47,362,621)	—	—	(47,362,621)
Retirement and cancellation of treasury stock	(9,155,170)	(11)	(26,258,577)	—	(9,155,170)	47,359,584	—	(21,100,996)	—
Distributions to stockholders	—	—	—	—	—	—	—	(5,000,000)	(5,000,000)
Net income	—	—	—	—	—	—	—	4,559,416	4,559,416
Balances at December 31, 2004	6,394,094	63,941	—	—	—	—	—	(17,803,792)	(17,739,851)
Comprehensive income:
Net income	—	—	—	—	—	—	—	6,467,081	6,467,081
Translation adjustment	—	—	—	—	—	—	(486,882)	—	(486,882)
Total comprehensive income									5,980,199
Exchange of Parent Company stock in consideration for Gildner acquisition	—	—	4,342,691	—	—	—	—	—	4,342,691
Issuance of equity to lenders	—	—	66,807	—	—	—	—	—	66,807
Cancellation of equity to lenders	—	—	(168,547)	—	—	—	—	—	(168,547)
Balances at December 31, 2005	6,394,094	$63,941	4,240,951	—	—	—	(486,882)	(11,336,711)	(7,518,701)
Comprehensive income:
Net income	—	—	—	—	—	—	—	5,086,492	5,086,492
Translation adjustment	—	—	—	—	—	—	1,278,036	—	1,278,036
Total comprehensive income									6,364,528
Contributed capital from MCP-TPI Holdings, LLC	—	—	1,665,346	—	—	—	—	—	1,665,346
Issuance of equity to lenders	—	—	60,946	—	—	—	—	—	60,946
Forfeited management share units	—	—	(8)	—	—	—	—	—	(8)
Balances at December 31, 2006	6,394,094	$63,941	$5,967,235	$—	—	$—	$791,154	$(6,250,219)	$572,111
Comprehensive income:
Net income (unaudited)	—	—	—	—	—	—	—	5,607,345	5,607,345
Translation adjustment (unaudited)	—	—	—	—	—	—	1,101,635	(37)	1,101,598
Total comprehensive income (unaudited)									6,708,943
Adjustment to adopt FIN 48 on January 1, 2007 (unaudited)	—	—	—	—	—	—	—	(225,000)	(225,000)
Issuance of equity to lenders (unaudited)	—	—	46,165	—	—	—	—	—	46,165
Forfeited management share units (unaudited)	—	—	(3)	—	—	—	—	—	(3)
Balances at September 30, 2007 (unaudited)	6,394,094	$63,941	$6,013,397	$—	—	$—	$1,892,789	$(867,911)	$7,102,216

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	September 30,	September 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$5,607,345	$3,908,827	$5,086,492	$6,467,081	$4,559,416
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	964,113	899,643	1,294,491	1,066,091	668,513
Amortization of intangibles	651,916	916,917	1,141,999	863,528	160,796
Amortization of debt discount	83,316	71,509	95,349	72,419	36,953
Amortization of deferred financing costs	94,312	137,067	188,281	255,416	127,708
Loss on extinguishment of debt	—	526,823	526,823	—	—
Bad debt expense	168,185	449,657	411,713	324,123	27,228
Amortization of deferred compensation	—	—	—	—	2,013,902
Deferred tax provision	(56,279)	—	(790,479)	(584,430)	1,026,530
Tax benefit from purchase of common stock options			—	—	1,998,751
Loss on disposal of fixed assets	22,467	1,653	663	—	2,808
Changes in assets and liabilities
Increase in accounts receivable	(14,648,659)	(3,244,677)	(356,630)	(10,424,998)	(6,300,661)
(Increase) decrease in receivables from related parties	10,352	(159,697)	(179,363)	(258,827)	32,417
(Increase) decrease in prepaid expenses and other assets	409,676	(60,758)	1,371,280	(2,313,446)	(208,061)
Increase (decrease) in accounts payable	983,120	594,413	473,983	848,565	(303,146)
Increase (decrease) in accrued liabilities	(1,970,718)	(4,070,775)	(5,595,148)	9,253,519	2,322,438
Increase (decrease) in deferred revenue	187,230	169,650	(232,234)	375,253	—
Net cash provided by (used in) operating activities	(7,493,624)	140,252	3,437,220	5,944,294	6,165,592
Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(967,762)	(825,972)	(1,154,090)	(2,245,565)	(1,306,623)
Acquisition of subsidiary, net of cash acquired	—	—	—	(3,212,620)	4,647
Net (increase) decrease in restricted cash	—	376,955	376,955	(10,655)	(366,300)
Net cash used in investing activities	(967,762)	(449,017)	(777,135)	(5,468,840)	(1,668,276)
Cash flows from financing activities
Proceeds from borrowings	4,500,000	4,663,210	4,663,210	3,000,000	36,551,731
Principal payments on borrowings	(2,612,500)	(3,677,160)	(5,964,660)	(2,300,000)	(4,986,798)
Principal payments on capital and direct financing lease obligations	—	—	—	—	(35,463)
Issuance of treasury stock upon stock option issuance	—	—	—	—	53,520
Purchase of treasury stock	—	—	—	—	(47,362,621)
Purchase of options	—	—	—	—	(7,008,189)
Forfeited management share units	(3)	—	(8)	—	—
Deferred financing costs	—	(102,887)	(102,887)	—	(1,382,866)
Sale of common stock	—	—	—	—	26,147,675
Contributed capital from MCP-TPI Holdings, LLC	—	1,665,346	1,665,346	—	—
Distributions to stockholders	—	—	—	—	(5,000,000)
Net cash provided by (used in) financing activities	1,887,497	2,548,509	261,001	700,000	(3,023,011)
Effect of exchange rate changes on cash	393,729	353,567	594,377	(125,871)	—
Net increase (decrease) in cash and cash equivalents	(6,180,160)	2,593,311	3,515,463	1,049,583	1,474,305

	September 30,	September 30,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Cash and cash equivalents
Beginning of period	9,454,164	5,938,701	5,938,701	4,889,118	3,414,813
End of period	$3,274,004	$8,532,012	$9,454,164	$5,938,701	$4,889,118
Supplemental disclosures of cash flow information
Cash paid for
Interest	$2,246,484	$1,961,737	$3,587,263	$3,164,685	$1,276,761
Income taxes	3,340,831	3,905,502	4,430,972	4,019,580	413,743
Noncash investing and financing activities
Issuance of equity to lenders	46,165	45,710	60,946	66,807	1,047,947
Cancellation of equity to lenders	—	—	—	(168,547)	—
Note issued to former officer in exchange for payable	—	—	—	—	750,000
Contribution of subsidiary stock by stockholders	—	—	—	—	57,666
Exchange of Parent Company stock in consideration for Gildner acquisition	—	—	—	4,342,691	—

The accompanying notes are an integral part of these consolidated financial statements.

Technology Partners International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.             Business and Organization

Technology Partners International, Inc. (the “Company” or “TPI”), is a Texas corporation. The Company was originally incorporated on October 4, 1990, as an S Corporation. On January 1, 1995, the Company changed to a C Corporation, and effective November 1, 1998, changed back to an S Corporation.

Effective June 14, 2004, the Company entered into a leveraged recapitalization (the “leveraged recapitalization” or the “transaction”) with MCP-TPI Holdings, LLC. MCP-TPI Holdings, LLC paid $26,147,675 in exchange for 6,394,094 shares of $.01 par value common stock of TPI Advisory Services Americas, Inc. which in turn purchased 6,394,094 shares of $.01 par value common stock of the Company for $26,147,675. The Company used these proceeds and the proceeds from additional borrowings (Note 8) to repurchase and retire 9,155,170 shares of common stock for cash and shares in MCP-TPI Holdings, LLC. Following these transactions, TPI Advisory Services Americas, Inc. owns 100% of the Company and MCP-TPI Holdings, LLC owns 100% of the voting stock of TPI Advisory Services Americas. Concurrent with the transaction, the Company elected to be taxed as a C Corporation. As the transaction qualified for leveraged recapitalization accounting, purchase accounting was not required to be applied in the transaction and the Company’s assets and liabilities are carried forward at historical basis. The Company has three subsidiaries: TPI EuroSourcing, L.L.C., TPI Sourcing Consultants Canada and TPI Directory Services, which are included in the consolidation.

In June 2005, the Company acquired Gildner & Associates, Inc. (“Gildner”), a firm specializing in the assessment, evaluation, negotiation and management of service contracts between clients and those clients’ outside contractors. These service contracts typically involve the clients’ human resource processes. The majority of Gildner’s clients are Global 1000 corporations in the United States, who are seeking to enter into or streamline their third-party outsourcing contracts. Services are rendered by consultants who are primarily based throughout the United States.

TPI operates as a fact-based sourcing advisory firm specializing in the assessment, evaluation, negotiation and management of service contracts between TPI’s clients and those clients’ outside service providers and their internal shared service organizations. These service contracts typically involve the clients’ information technology (“IT”) infrastructure or software applications development, data and voice communications, or IT-enabled business processes such as the clients’ internal finance and accounting functions, human resources, call center operations, or supply chain procurement. The majority of TPI’s clients are Forbes Global 2000 corporations in the United States, Canada, Western Europe, Asia and Australia who are seeking to enter into or streamline their third-party outsourcing contracts. Clients are primarily charged on an hourly basis plus expenses. During 2006 and 2005, the Company also entered into a limited number of fixed fee arrangements. Services are rendered by TPI’s consultants who are primarily based throughout the Americas, Europe, and Australia.

2.             Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The interim financial information as of September 30, 2007 and for the nine months ended September 30, 2007 and September 30, 2006 is unaudited and has been prepared on the same basis as the audited financial statements, except as noted in the income taxes policy note regarding the adoption of FIN 48 as of January 1, 2007. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Technology Partners International, Inc., and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent in the application of the percentage-of-completion method of accounting affect the amounts of revenues, expenses, unbilled receivables and deferred revenue. Numerous internal and external factors can affect estimates. Estimates are also used for but not limited to: receivables, allowance for doubtful accounts, useful lives of furniture, fixtures and equipment, depreciation, income taxes and deferred tax asset valuation, valuation of common stock and stock options, and valuation of the investment in neoIT.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities or remaining maturities at the time of purchase of three months or less and are stated at cost, which approximates fair value.

Restricted Cash

At December 31, 2006 and 2005, the Company had restricted cash of $0 and $376,955, respectively. The restricted cash at December 31, 2005 was for outstanding letters of credit with a bank.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consists primarily of prepaid expenses for insurance, value-added tax (“VAT”) and conferences and deposits for facilities, programs and promotion items.

Long-Lived Assets

Furniture, fixtures and equipment includes computers, leasehold improvements and capitalized software and is stated at cost less accumulated depreciation. Depreciation is computed by applying the straight-line method over the estimated useful lives of assets, which range from two to five years. Leasehold improvements are depreciated over the lesser of the useful lives of the underlying assets or the lease term. Expenditures for renewals and betterments are capitalized. Repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any associated gain or loss thereon is reflected in the consolidated statements of income.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company’s analysis of undiscounted future cash flows, no such impairment has occurred.

Internal-Use Software and Website Development Costs

The Company capitalizes internal-use system conversion software and website development costs in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, as well as Emerging Issues Task Force (“EITF”) 00-02, Accounting for Website Development Costs. These standards require that certain costs related to the development or purchase of internal-use software and systems as well as the costs incurred in the application development stage related to its website be capitalized and amortized over the estimated useful life of the software or system. SOP 98-1 also requires that costs related to the preliminary project stage, data conversion and post implementation/operation stage of an internal-use software development project be expensed as incurred.

During the years ended December 31, 2006, 2005 and 2004, the Company capitalized $513,207, $2,196,309 and $0, respectively, of costs associated with the system conversion or website development. Amortization expense for the years ended December 31, 2006, 2005 and 2004, totaled $531,831, $332,180 and $137,923, respectively.

Revenue Recognition

TPI principally derives revenues from fees for services generated on a project-by-project basis. Prior to the commencement of a project, TPI reaches agreement with the client on rates for services based upon the scope of the project, staffing requirements and the level of client involvement. It is TPI’s policy to obtain written agreements from new clients prior to performing services. In these agreements, the clients acknowledge that they will pay based upon the amount of time spent on the project and at the agreed upon fee structure. Revenues for services rendered are recognized on a time and materials basis or on a fixed-fee or capped-fee basis in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

TPI’s accounts receivable includes revenue for services performed that have been invoiced but not collected as well as unbilled revenues. Deferred revenue includes billings in excess of revenues recognized, typically in cases where contracts permit TPI to invoice customers in advance of performing services.

Revenues for time and materials contracts are recognized based on the number of hours worked by TPI’s consultants at an agreed upon rate per hour and are recognized in the period in which services are performed. Revenues for time and materials contracts are billed monthly, semimonthly or in accordance with the specific contractual terms of each project.

Revenues related to fixed-fee or capped-fee contracts are recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which TPI considers to be the best available indication of the pattern and timing in which contract obligations are fulfilled. This percentage is multiplied by the contracted dollar amount of the project to determine the amount of revenue to recognize in an accounting period. The contracted amount used in this calculation excludes the amount the client pays for reimbursable expenses. There are situations where the number of hours to complete projects may exceed TPI’s original estimate as a result of an increase in project scope or unforeseen events that arise. On an on-going basis, TPI’s project team, along with risk management and accounting personnel review hours incurred and estimated total labor hours to complete. The results of any revisions in these estimates are reflected in the period in which they become known. TPI believes it has a demonstrated history of successfully estimating the total labor hours to complete a project.

If TPI does not accurately estimate the scope of the work to be performed, or does not manage the projects properly within the planned periods of time or does not meet the clients’ expectations under the contracts, then future consulting margins may be negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to TPI’s results of operations.

The agreements entered into in connection with a project, whether on a time and materials basis or fixed-fee or capped-fee basis, typically allow TPI’s clients to terminate early due to breach or for convenience with 30 days’ notice. In the event of termination, the client is contractually required to pay for all time, materials and expenses incurred by TPI through the effective date of the termination. In addition, from time to time TPI enters into agreements with clients that limit TPI’s right to enter into business relationships with specific competitors of that client for a specific time period. These provisions typically prohibit TPI from performing a defined range of services that it might otherwise be willing to perform for potential clients. These provisions are generally limited to six to twelve months and usually apply only to specific employees or the specific project team.

Reimbursable Expenditures

The Company accounts for reimbursable expenditures in accordance with EITF 01-14 Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. Amounts billed to customers for reimbursable expenditures are included in revenues and the associated costs incurred by the Company are included in direct costs and expenses for advisors in the accompanying consolidated statements of income. Nonreimbursable amounts are expensed as incurred. Reimbursable expenditures totaled $14,447,422, $13,170,562 and $8,754,226 for the years ended December 31, 2006, 2005 and 2004, respectively.

Direct Costs and Expenses for Advisors

Direct costs and expenses for advisors include payroll expenses and subcontractor fees directly associated with the generation of revenues and other program expenses. Direct costs and expenses for advisors are expensed as incurred.

Deferred Financing Costs

Costs directly incurred in obtaining long-term financing are deferred and are amortized over the life of the related loan using an approximation of the effective interest method. Amortization of deferred financing costs is included in interest expense and totaled $188,281, $255,416 and $127,708 for the years ended December 31, 2006, 2005 and 2004, respectively. On May 31, 2006, the Company amended its credit agreements and as a result, $526,823 of previously capitalized deferred financing costs were expensed and $102,887 of costs were capitalized in 2006.

Income Taxes

In 2003, TPI was an S Corporation, and as such, all United States federal and certain state income taxes were the responsibility of the stockholders and not TPI. Any material state income taxes that are the responsibility of TPI were provided for as an income tax provision.

On June 14, 2004, the Company changed to a C Corporation and as such, United States federal and all state income taxes then became the responsibility of the Company. Additionally, TPI is subject to foreign income taxes on taxable income in the countries in which it operates.

TPI accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax basis of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective January 1, 2007, the Company adopted Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

The cumulative effect of adopting the provisions of FIN 48 has been reported as an adjustment to the opening balance of retained earnings as of January 1, 2007. The adoption of FIN 48 reduced the Company’s retained earnings by $225,000 (unaudited). The unrecognized tax benefits relate primarily to state income tax issues. In addition, there is a current tax provision of $67,500 (unaudited) for the first nine months of 2007 related to FIN 48 that increased income tax expense for the period.

It is the Company’s policy to record interest and penalties associated with FIN 48 items in the tax expense line on the income statement.

Foreign Currency Translation

During 2005, the Company made a prospective change to its accounting policy for foreign currency translation in accordance with SFAS No. 52, Foreign Currency Translation. Prior to January 1, 2005, the Company’s foreign subsidiaries operated as an extension of TPI’s United States’ operations. As of January 1, 2005, management determined that changes in the underlying economic facts and circumstances indicated that the functional currency of those operations had changed, as TPI’s foreign subsidiary operations began operating as self contained subsidiaries that are integrated within their respective countries. As such, beginning on January 1, 2005, the assets and liabilities of the Company’s foreign subsidiaries have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date as the functional currency is the local currency. Results of operations have been translated using the average exchange rates during the year. Resulting translation adjustments have been recorded as a component of other comprehensive income (loss) in the statement of stockholders’ equity (deficit).

Foreign currency transaction gains and losses are included in the consolidated statements of income as they occur.

Prior to 2005, the functional currency for TPI’s non-U.S. based subsidiaries was the U.S. dollar. Amounts of on-hand cash, receivables and payables balances at period end not denominated in U.S. dollars were translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Gains and losses on foreign currency translation and transactions prior to January 1, 2005, were reported directly in the consolidated statements of income.

Fair Value of Financial Instruments

The reported amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The estimated fair value of the Company’s long-term debt at December 31, 2006 and 2005, approximated the carrying value. The fair value was estimated using market interest rates for similar types of investments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash investments with high quality financial institutions. Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. For the years ended December 31, 2006, 2005 and 2004, the Company had one customer which accounted for 21%, 25% and 23% of advisory fees, respectively. The same customer represents 26% and 27%, respectively, of the accounts receivable balance as of December 31, 2006 and 2005. One additional customer accounted for 11% of accounts receivable for the year ended December 31, 2006. No other customer accounted for more than 10% of advisory fees in 2006, 2005 or 2004. The loss of, or a significant decrease in, business from this customer could have an adverse effect on the Company’s consolidated financial condition and results of operations.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of purchased businesses over the estimated fair value of the acquired businesses’ net assets. Goodwill is $2,805,400 for the years ended December 31, 2006 and 2005. Intangible assets, net of amortization, were $1,686,973 and $2,828,972 for the years ended December 31, 2006 and 2005, respectively. Goodwill and intangible assets with indefinite-lives are not amortized, but are reviewed annually for impairment. Intangible assets that are not deemed to have indefinite-lives are amortized over their useful lives.

The Company reviews the carrying value of goodwill and other long-lived assets annually to determine whether an impairment has occurred from the date of relevant acquisition. The Company has elected to make December 31 the annual impairment assessment date and will perform additional impairment tests if a change in circumstances occurs that would more likely than not reduce the fair value of the long-lived assets below their carrying amount. The Company did not record any impairment changes for the years ended December 31, 2006, 2005 and 2004.

Stock-Based Compensation

The Company has stock-based employee compensation plans, which are more fully described in Note 10. Prior to January 1, 2006, the Company applied the recognition and measurement principles of Accounting Principles Bulletin (APB) Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations to awards granted under those plans. Under APB 25, no compensation expense was reflected in net income for the Company’s stock options or management share unit grants (collectively the “awards”), as all awards granted under those plans had an exercise price equal to the market value of the underlying shares on the date of grant. The pro forma effects on income for awards were instead disclosed in a footnote to the financial statements in accordance with by SFAS No. 148 Accounting for Stock-Based Compensation—an Amendment to SFAS 123 (“SFAS 148”).

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (SFAS 123-R), using the prospective transition method. Under this transition method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of FAS 123(R).

As discussed in Note 10, the awards granted under our stock-based employee compensation plans are only fully vested and exercisable upon a liquidity event. Accordingly, the Company treated the awards as “variable performance awards” and given that the performance condition (a liquidity event) was outside the control of the Company, concluded that such performance condition was not probable. As a result, there was no impact to the Company’s consolidated financial statements.

Awards granted prior to January 1, 2006 under APB 25 were accounted for under the prospective application method upon adoption of SFAS 123(R) and results for prior periods have not been restated to reflect the effects of implementing SFAS 123(R). Awards granted on or after January 1, 2006 have been accounted for under FAS 123(R), and while a measurement date has been established for the 2006 awards, no compensation expense has been recorded since the same performance condition (a liquidity event) has not been deemed probable. The following pro forma information, as required by SFAS 148 is presented for comparative purposes and illustrates the effect on our net income if the Company has applied the fair value recognition provisions of SFAS 123 for the years ended December 31, 2005 and 2004:

	2005	2004
Net income, as reported	$6,467,081	$4,559,416
Add: Stock-based employee compensation cost, net of related tax effects, included in the determination of net income, as reported	—	1,441,954
Deduct: Stock-based employee compensation cost determined under the fair value method, net of related tax effects, for all awards	—	(1,448,373)
Net income, pro forma	$6,467,081	$4,552,997

During 2006, 2005 and 2004, all options and management share units were issued at the estimated fair value of the Company’s common stock at the date of grant. The Company granted 6,400,842, 3,094,178 and 4,917,723 awards during the years ended December 31, 2006, 2005 and 2004 respectively. No awards were granted to nonemployees during the three years ended December 31, 2006. The weighted average fair values of options and management share units granted during the years ended December 31, 2006, 2005 and 2004, was $6.21, $4.28 and $2.87, respectively. The weighted average remaining contractual life for options and management share units outstanding was 8.42, 9.15 and 8.30 years for the years ended December 31, 2006, 2005 and 2004, respectively. The fair value of each award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. In 2006, expected volatilities are based on changes in our historical volatility based upon comparable public peer companies. Prior to 2006, the Company assumed no volatility pursuant to the minimum value method. The Company does not assume any dividend yield, as the Company does not pay dividends. The Company utilized historical data to estimate the expected term of the options. The following reflects the assumptions used for the awards pursuant to SFAS 123(R) (fair value method) for 2006 awards and pursuant to FAS 123 (minimum value method) for 2005 and 2004 and prior awards).

	2006	2005	2004
Risk-free interest rate	4.86%	4.31%	4.36%
Volatility	31.80	0.00	0.00
Dividend yield	0.00	0.00	0.00
Term	8 years	8 years	8 years

The Company considered an estimated forfeiture rate when determining the fair value of the 2006 awards. The forfeiture rate is based on historical experience. Estimated forfeitures will be adjusted to reflect actual forfeitures in future periods. However, as noted above, these awards are considered performance awards for which the performance condition is not deemed probable and no compensation expense will be recognized related to such awards until a liquidity event occurs.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied, except in limited circumstances. The Company expects to adopt SFAS 157 beginning January 1, 2008, and is currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company expects to adopt SFAS 159 beginning January 1, 2008, and is currently evaluating the impact that this pronouncement may have on the consolidated financial statements

Reclassifications

Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position or results of operations.

3.             Acquisitions

In June 2005, MCP-TPI Holdings, LLC acquired substantially all of the operating assets of Gildner, a firm specializing in the assessment, evaluation, negotiation and management of service contracts between clients and those clients’ outside contractors, for $7,543,874, comprised of cash of $3,212,620 and 492,188 Class A-3 shares of MCP-TPI Holdings, LLC common stock, approximating $4,331,254. The purchase price has been allocated to the fair value of net current assets and identifiable intangibles, and are amortized over the period that the Company believes best reflects the period in which the economic benefits will be consumed as follows:

	Asset Life	2005
Fair values of assets and liabilities
Net current assets	—	$1,058,474
Noncompete agreement	2	140,000
Trademark	1	70,000
Backlog	1	510,000
Benchmark database	3	1,760,000
Prevalence database	3	530,000
Customer relationships	10	670,000
Goodwill	—	2,805,400
Total allocated purchase price		$7,543,874

Also, in April 2005, TPI acquired all outstanding shares of TPI Advisory Services India Ltd., for $11,437 in cash. TPI Advisory Services India Ltd. was formed by two Indian nationals, then purchased by TPI to expedite the Company’s presence in India.

4.             Accounts Receivable, Net Of Allowance For Doubtful Accounts

Accounts receivable, net of allowance for doubtful accounts consists of the following:

	2006	2005
Accounts receivable	$26,297,562	$23,740,800
Unbilled revenue	2,814,491	4,688,021
Allowance for doubtful accounts	(459,784)	(405,128)
	$28,652,269	$28,023,693

5.             Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consisted of the following:

	2006	2005
Computer hardware, software and other office equipment	$5,592,522	$5,007,382
Furniture, fixtures and leasehold improvements	576,111	558,017
Other	379,403	379,403
	6,548,036	5,944,802
Accumulated depreciation	(3,890,610)	(3,146,312)
	$2,657,426	$2,798,490

At December 31, 2006 and 2005, the Company had approximately $2,046,942 and $1,990,934 of fully depreciated furniture, fixtures, and equipment still in use. Depreciation expense for the years ended December 2006, 2005, and 2004 was $1,294,491, $1,066,091, and $668,513, respectively.

6.             Leases

TPI leases its office space under long-term operating lease agreements which expire at various dates through December 2009. Under the operating leases, TPI pays certain operating expenses relating to the leased property and monthly base rent.

Aggregate future minimum payments under noncancelable leases with initial or remaining terms of one year or more consist of the following at December 31, 2006:

Operating Leases
2007	$567,337
2008	73,602
2009	63,033
2010	38,861
Total minimum lease payments	$742,833

TPI’s rental expense for operating leases was $898,370, $771,624 and $387,204, in 2006, 2005 and 2004, respectively.

7.             Accrued Liabilities

The components of accrued liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Accrued payroll and vacation pay	$9,473,790	$11,904,985
Accrued payroll taxes and other taxes	2,044,330	4,732,329
Other	1,788,043	2,263,997
	$13,306,163	$18,901,311

8.             Long-Term Debt and Line of Credit

At December 31, 2006 and 2005, notes payable consisted of the following:

	2006	2005
Term A note payable to bank; payable in quarterly payments, due June 14, 2009	$14,325,000	$11,750,000
Term B note payable to bank; payable in quarterly payments, due June 14, 2010	6,000,000	4,925,000
$11,000,000 Senior Subordinated note payable to bank, net of unamortized discount of $800,793 and $835,195 at December 31, 2006 and 2005, respectively; bearing interest at 11.50% per year with an effective rate of 12.85%, due June 14, 2012	10,199,208	10,164,805
Revolving line of credit	863,211	5,814,660
Noninterest bearing note payable to related party due the earlier of: (i) such time as the MCP Investors holds less than 75% of the Class A-1 shares of MCP-TPI Holdings, LLC, or (ii) the date of consummation of a “Qualified Public Offering”	750,000	750,000
	32,137,419	33,404,465

Less: Current portion	(4,463,211)	(3,164,660)
Total long-term debt	$27,674,208	$30,239,805

On June 14, 2004, in connection with the Company’s leveraged recapitalization, the Company entered into two term notes payable with a syndicated bank group consisting of $15,000,000 (“Term A”) and $5,000,000 (“Term B”), a senior subordinated note payable of $11,000,000 and revolving line of credit facility whereby the Company can borrow up to $11,000,000 (collectively, “Credit Agreements”). On May 31, 2006, the Company amended its Credit Agreements to allocate $6,500,000 from the revolving line of credit to the Term A and Term B loans and to modify the term amortization schedules accordingly. Additionally, the Company amended certain financial covenants imposed by the banks. As a result of amending the Credit Agreements, $526,823 of deferred financing costs were expensed in 2006.

The Company can select an interest rate based on a discounted prime rate or a LIBOR based rate as defined in the agreement. The effective annual rate at December 31, 2006, for Term A was 8.86% and Term B was 9.36%. The Credit Agreements contain restrictions which limit the incurrence of additional indebtedness, require maintenance of certain financial amounts, and contain other covenants customary in agreements of this type.

The revolving line of credit may be used for standby and commercial letters of credit, borrowings or a combination thereof and is subject to borrowing base restrictions based on the levels of eligible domestic and foreign accounts receivable. At December 31, 2006, the revolving line of credit facility had borrowings of $863,211, leaving $9,474,861 in available borrowings as determined by the borrowing base calculation. The interest rate on this agreement is determined at the date of each draw based on a discounted prime rate or a LIBOR based rate. The rate is fixed for the remaining term of each draw. Interest on this facility is payable monthly and varied from 8.50% to 9.25% during the year ended December 31, 2006. A commitment fee on the unused portion of the line of credit facility is payable monthly at 0.50%. The revolving line of credit expires on June 14, 2009.

At June 30, 2007 (unaudited), TPI was not in compliance with the minimum fixed charge coverage ratio and the maximum senior debt to EBITDA ratio as defined in its two senior term notes payable agreements with a syndicated bank group. On August 16, 2007, TPI amended its two senior term notes payable agreements to provide for the following: (1) the specified minimum level of the minimum fixed charge coverage was lowered effective as of June 30, 2007 and for the remainder 2007 and (2) the specified maximum level of the maximum senior debt to EBITDA ratios was increased effective as of June 30, 2007 and for the remainder 2007.

At June 30, 2007 (unaudited), TPI was in compliance with the maximum senior debt to EBITDA ratio as defined in its senior subordinated note payable agreement with a bank. On August 16, 2007, TPI amended this note to increase the specified maximum level of the maximum senior debt to EBITDA effective as of June 30, 2007 and for the remainder 2007.

In conjunction with the Senior Subordinated Note Payable of $11,000,000, MCP-TPI Holdings, LLC, the Company’s ultimate Parent, issued 117,203 shares of its Class B stock, which was deducted as debt discount from the note proceeds based on the fair value of such shares at the date of issuance. This discount is being accreted to interest expense over the life of the note based on an approximation of the effective interest method. Also, contained within this agreement is an anti-dilution provision that grants the note holder the right to additional shares. MCP-TPI Holdings, LLC issued an additional 4,699 and 5,092 of its Class B shares in accordance with these provisions as of December 31, 2006, and June 14, 2005, respectively, which were recorded at fair value, approximately $60,946 and $66,807, at December 31, 2006, and June 14, 2005, respectively, and reflected as additional debt issuance costs, which are being amortized to interest expense based on an approximation of the effective interest method. MCP-TPI Holdings, LLC also cancelled 19,153 shares which were recorded at fair value, approximately $168,547 in 2005.

Aggregate annual maturities of debt obligations, by calendar year, as follows:

Debt
2007	$4,463,211
2008	6,050,000
2009	7,737,500
2010	2,937,500
2011	—
Thereafter	10,949,208
$32,137,419

The credit agreements are collateralized by substantially all of the Company’s assets, including equipment and trade accounts receivable.

9.             Income Taxes

The components of TPI’s provision for income taxes for the years ended December 31, 2006, 2005 and 2004, are as follows:

	2006	2005	2004
Current
Federal	$2,595,688	$1,521,379	$701,298
State and local	395,558	626,402	78,115
Foreign	1,255,961	3,612,617	—
	4,247,207	5,760,398	779,413
Deferred
Federal	(691,667)	(582,660)	1,026,530
State and local	(98,812)	(1,770)	—
	(790,479)	(584,430)	1,026,530
Total income tax provision	$3,456,728	$5,175,968	$1,805,943

The differences between the effective tax rate reflected in the total provision for income taxes and the U.S. federal statutory rate of 35% for the years ended December 31, 2006, 2005 and 2004, were as follows:

	2006	2005	2004
Federal statutory rate	35.0%	35.0%	34.0%
Nondeductible expenses	4.0	3.0	0.6
State income taxes	3.0	3.0	0.5
Valuation allowance on foreign tax credits	1.0	2.0	0.0
Release of valuation allowance on foreign tax credits	(3.0)	0.0	0.0
Effect of change in rates	0.0	1.0	0.0
Foreign taxes	0.0	0.0	(0.8)
Change in tax status	0.0	0.0	(0.2)
Release of liability related to uncertain tax matters	0.0	0.0	(7.6)
Other	0.0	0.0	1.9
	40.0%	44.0%	28.4%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2006 and 2005, are as follows:

	2006	2005
Current deferred tax asset
Allowance for doubtful accounts	$264,771	$263,558
Other	—	10,000
Total current deferred tax asset	264,771	273,558
Current deferred tax liability
Prepaids	(269,840)	(275,440)
Change in tax accounting method	(332,088)	(664,179)
Total current deferred tax liability	(601,928)	(939,619)
Noncurrent deferred tax asset
Intangibles	646,834	288,167
Depreciable assets	154,011	—
Foreign net operating loss carryforwards	—	662,550
Foreign tax credits	(23,469)	284,089
Valuation allowance for deferred tax asset	23,469	(946,639)
Total noncurrent deferred tax asset	800,845	288,167
Noncurrent deferred tax liability
Depreciable assets	—	(21,724)
Goodwill	(115,309)	(42,482)
Total noncurrent deferred tax liability	(115,309)	(64,206)
Total net deferred tax liability (asset)	$348,379	$(442,100)

Foreign net operating loss carryforwards have been fully reserved until realized due to uncertainty regarding their realization. As of December 31, 2006, the Company had approximately $1,893,000 of foreign net operating losses, of which $1,890,000 can be carried forward indefinitely and $3,000 will begin to expire in 2013.

10.          Stockholders’ Equity

2000 Stock Plan

Certain options granted to purchase common stock under the Company’s 2000 Stock Plan contained terms that prevented the option holders from exercising vested options. As a result of this contingency, the Company determined these options did not have a measurement date.

On June 14, 2004, the date of the leveraged recapitalization, 719,807 options issued pursuant to the 2000 Stock Plan that previously did not have a measurement date became fully vested and were cashed out in the leveraged recapitalization transaction. As such, the Company recognized $1,349,672 in compensation expense during 2004 related to those options, which is included in general and administrative expenses within the accompanying consolidated statements of income.

During the years ended December 31, 2006, 2005 and 2004, TPI recognized $0, $0 and $29,673, respectively, of deferred compensation for options granted for which a measurement date has occurred. There were no grants pursuant to the 2000 Stock Plan in 2006, 2005 or 2004.

2004 Management Share Plan

MCP-TPI Holdings, LLC, the Company’s ultimate parent, adopted the 2004 Management Share Plan (the “Management Share Plan”), which provides for grants of shares of MCP-TPI Holdings, LLC. The purpose of the Management Share Plan is to contract and retain the best available personnel, provide additional incentives to the Company’s employees and promote the success of the business. These shares vest over periods ranging from one to four years, are subject to the “liquidity event” performance conditions described below and have an aggregate repurchase price at the option of MCP-TPI Holdings, LLC of $1. The contractual term of the shares is ten years. The total number of management shares that may be granted under the plan are not limited by the plan.

Concurrent with the leveraged recapitalization, certain of the unvested options from the Company’s former 2000 Stock Plan totaling 2,256,511 options were rolled over into 2,666,723 management share units of MCP-TPI Holdings, LLC based upon a conversion ratio. These options held the same vesting terms as previously held. MCP-TPI Holdings, LLC granted an additional 2,251,000 shares during the year ended December 31, 2004. These management shares were granted on the condition that they may be exercised only after MCP-TPI Holdings, LLC transacts a liquidity event defined as consummation of (i) the sale of all or substantially all of the assets of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, taken as a whole, in a single transaction or a series of one or more related transactions to one or more persons who are not affiliates of MCP-TPI Holdings, LLC, (ii) an Initial Public Offering of MCP-TPI Holdings, LLC, (iii) a complete liquidation of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, (iv) a merger or consolidation, or (v) the sale of at least 95% of the issued and outstanding shares MCP-TPI Holdings, LLC to one or more persons who are not affiliates of MCP-TPI Holdings, LLC. Such management shares are contingent grants and as a result of this contingency, the Company has deemed that the management shares issued with these terms do not yet have a measurement date, with respect to grants made prior to January 1, 2006 under APB 25. While a measurement date has been established for grants made on or after January 1, 2006 under FAS 123(R), no compensation expense has been recorded for any of the grants as they contain performance conditions that have not been deemed probable. If the contingency were realized, the Company would have recorded a noncash compensation charge of $26,033,395 for the year ended December 31, 2006. At December 31, 2006, an additional $35,297,549 in deferred compensation expense would be subject to amortization over the remaining years of the vesting period based on the estimated fair value of the common stock.

		Weighted
		Average
		Exercise
	Shares	Price
Management Share Units outstanding as of December 31, 2005	7,895,220	7.76
Granted	6,400,842	13.12
Forfeited	(292,462)	11.92
Exercised	—	—
Management Share Units outstanding as of December 31, 2006	14,003,600	10.13

	Outstanding Management Share Units			Options Exercisable
	Outstanding	Weighted Average	Weighted	Exercisable	Weighted
	as of	Remaining	Average	as of	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Prices	2006	Life (In Years)	Price	2006	Price
$7.08 - $7.13	4,798,576	7.55	7.10	—	—
$8.80	3,023,683	8.15	8.80	—	—
$13.12	6,181,341	9.25	13.12	—	—
	14,003,600	8.43	10.13	—	—

During 2004, the Company used shares already held in treasury to issue 11,716 shares to employees in connection with the exercise of employee stock options. The Company held the remaining 1,055 shares in treasury until they were retired in conjunction with the leveraged recapitalization transaction completed on June 14, 2004. Also, as a result of this transaction 71% of issued and outstanding shares of the Company’s stock were repurchased by the Company, retired and 6,394,094 new shares were issued to the new shareholder.

Profit Participation Share Plan

In 2005, MCP-TPI Holdings, LLC, the Company’s ultimate parent, adopted the Profit Participation Share Plan. Pursuant to this Plan, 291,264 Class A-2 profit participation shares were issued to a single executive on March 16, 2005. These shares are time vested at 20% annually over a 5 year period. These profit participation shares were granted on the condition that they may be exercised only after MCP-TPI Holdings, LLC transacts a liquidity event defined as consummation of (i) the sale of all or substantially all of the assets of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, taken as a whole, in a single transaction or a series of one or more related transactions to one or more persons who are not affiliates of MCP-TPI Holdings, LLC, (ii) an Initial Public Offering of MCP-TPI Holdings, LLC, (iii) a complete liquidation of MCP-TPI Holdings, LLC and its wholly owned subsidiaries, (iv) a merger or consolidation, or (v) the sale of at least 95% of the issued and outstanding shares of MCP-TPI Holdings, LLC to one or more persons who are not affiliates of MCP-TPI Holdings, LLC. Such profit participation shares are contingent grants and as a result of this contingency, the Company has deemed that the profit participation shares issued with these terms do not yet have a measurement date. As of December 31, 2006, none of these shares had vested pursuant to the service or performance condition.

11.          Goodwill and Intangible Assets

Goodwill is $2,805,400 as of December 31, 2006 and 2005. No indefinite-lived intangible assets existed at December 31, 2006 or 2005. The changes in the net carrying amount of the components of intangible assets for the fiscal years ended December 31, 2006 and 2005, were as follows:

	Noncompete Agreements	Trademarks	Backlog	Databases	Customer Relationships	Total
Balance as of December 31, 2004	$—	$12,500	$—	$—	$—	$12,500
Intangible assets recorded during the period	140,000	70,000	510,000	2,290,000	670,000	3,680,000
Amortization expense	(40,833)	(40,833)	(297,500)	(445,279)	(39,083)	(863,528)
Balance as of December 31, 2005	$99,167	$41,667	$212,500	$1,844,721	$630,917	$2,828,972
Intangible assets recorded during the period	$—	$—	$—	$—	$—	$—
Amortization expense	(70,000)	(29,167)	(212,500)	(763,332)	(67,000)	(1,141,999)
Balance as of December 31, 2006	$29,167	$12,500	$—	$1,081,389	$563,917	$1,686,973

The weighted average remaining life of amortizable intangible assets at December 31, 2006, was 3.8 years. Future estimated amortization expense is as follows:

Fiscal year ending December 31	Amount
2007	$859,500
2008	385,056
2009	67,000
2010	67,000
2011 and thereafter	308,417
$1,686,973

12.          Commitments and Contingencies

Employee Retirement Plans

TPI maintains a qualified profit-sharing plan (the “Plan”). During 2006, 2005 and 2004, the provisions of the Plan provide for a maximum employer contribution per eligible employee of the lesser of 12.75% of compensation or $25,500. Employees are eligible to participate in the Plan upon the next entry date following six months of service and are 100% vested upon entering the Plan. For the years ended December 31, 2006, 2005 and 2004, $6,352,589, $5,168,406 and $3,402,282, respectively, was contributed to the Plan by the Company.

As of December 31, 2006 and 2005, TPI held a noninterest bearing note payable of $750,000 to an executive officer who separated from the Company in 2002 (Note 8). The consideration for the $750,000 is contingent upon the fulfillment of the terms of these agreements by the executive.

13.          Related-Party Transactions

The Company’s related party transactions primarily consisted of subcontract relationships with an affiliated company to provide consulting services to a third-party customer. From time to time, the Company also has receivables and payables with employees and shareholders. All related party transactions have been conducted in the normal course of business as if the parties were unrelated. As of December 31, 2006 and 2005, the Company had outstanding receivables from related parties, including shareholders, totaling $438,190 and $258,827, respectively and no outstanding payables. Additionally, the Company recognized approximately $998,966, $860,147 and $755,669 during the years ended December 31, 2006, 2005, and 2004, respectively, in revenue and $105,263, $732,647 and $725,607, respectively, in expenses with related parties that is reflected within the accompanying consolidated statements of income.

14.          Segment and Geographical Information

The Company operates in one segment, which includes providing fact-based sourcing advisory services. The Company operates principally in the Americas, with operations in various locations in Europe and the Asia Pacific. The Company’s foreign operations are subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Geographical information for the segment is as follows:

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)
Revenue
Americas	$78,725,666	$80,670,082	$104,697,223	$103,771,016	$76,230,648
Europe	42,184,246	34,669,440	46,780,416	37,062,159	15,382,721
Asia Pacific	8,593,552	7,995,914	10,025,160	5,294,527	5,536,744
	$129,503,464	$123,335,436	$161,502,799	$146,127,702	$97,150,113
Identifiable long-lived assets
Americas			$2,413,832	$2,617,356	$1,497,244
Europe			154,049	88,947	101,329
Asia Pacific			89,545	92,187	20,443
			$2,657,426	$2,798,490	$1,619,016

The segregation of revenues by geographic region is based upon the location of the legal entity performing the services. The Company does not measure or monitor gross profit or operating income by geography for the purposes of making operating decisions or allocating resources.

15.          Strategic Alliance

neoIT.com, Inc.

In February 2001, the Company entered into a strategic alliance (the “Agreement”) with neoIT.com, Inc. (“neoIT”), to jointly develop and market neoIT’s products and services related to the provision of information technology services to customers through neoIT’s web-based sourcing methodology. In exchange for product development services and marketing of neoIT’s products and services, the Company received common stock of neoIT (the “Initial Fee”). Additionally, under the Agreement the Company earned cash and additional equity in neoIT, representing commissions for neoIT revenues generated from customer references provided by TPI. Effective June 4, 2004, the Company terminated its strategic alliance with neoIT. As part of the conditions of the termination agreement, TPI received $27,500 in cash and an additional 4,703,670 shares of neoIT. As of December 31, 2006 and 2005, TPI owned 8,950,000 neoIT shares. neoIT is an early stage private company for which no readily available market exists to convert the Company’s equity interest in neoIT into cash. The Company’s ability to realize its equity investment in neoIT is not assured and is subject to risks normally associated with investments in early stage companies. As of December 31, 2006 and 2005, the total investment balance in neoIT totaled $424,633 which is accounted for on a cost basis and is reflected within other long-term assets in the accompanying consolidated balance sheets. The Company has also recognized $324,425 of revenues, which have been collected in cash, and $275,464 of direct costs and expenses in the year ended December 31, 2004, related to joint activities with neoIT. As of December 31, 2006 and 2005, TPI’s investment in neoIT represents an ownership interest of approximately 9.1% and 9.1%, respectively, and reflects the estimated fair value of the equity consideration received from neoIT at the time of its issuance to TPI.

In accordance with SAB No. 104, Revenue Recognition, and EITF Issue No. 00-21, Accounting for Revenue Arrangements With Multiple Deliverables, TPI has accounted for this Agreement as a revenue arrangement with multiple deliverables. Accordingly, TPI recognized $39,757 of the Initial Fee as an investment in neoIT, which is included in other assets in the accompanying consolidated balance sheets as of December 31, 2006 and 2005. The associated revenue of $39,757 has been deferred and is recognized ratably over the five-year term of the Agreement. During 2006, 2005 and 2004, TPI did not recognize additional common stock received for commissions as revenues or as an increase in their investment in neoIT.

16.          Subsequent Event

On April 24, 2007, MCP-TPI Holdings, LLC (“MCP-TPI”) announced that it had signed a definitive agreement (“Purchase Agreement”) with Information Services Group, Inc. (“ISG”), pursuant to which ISG will acquire 100% of the shares of TPI Advisory Services, Inc. (“TPI”), a wholly owned subsidiary of the Company. The Purchase Agreement was amended on September 30, 2007. The purchase price for the shares of TPI is $230 million in cash, plus warrants exercisable into 5 million shares of ISG common stock at an exercise price of $9.18 per share. In addition, MCP-TPI will receive TPI’s cash balance on April 23, 2007, which the parties agree shall equal $5 million. The cash generated by TPI operations between the signing of the Purchase Agreement and the closing date will remain in TPI for the benefit of ISG. The warrants were valued at $2.72 per warrant or an aggregate of $13.6 million based on a Black-Scholes model using an expected life of 5 years, volatility of 40.1% and a risk-free interest rate of 4.25%. The acquisition of TPI was consummated by ISG on November 16, 2007.